Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses  and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement of Rydex Variable Trust (Form N-1A) (Post-Effective Amendment No. 48 to File No. 333-57017; Amendment No. 49 to File No. 811-08821) of our reports dated February 24, 2011 and February 25, 2011 on the financial statements and financial highlights of the Rydex Variable Trust, included in the 2010 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 26, 2011